STAAR Surgical Company
Transcript of
Conference Call
May 4, 2010
4:30 p.m., Eastern Standard Time

Operator:
Good day, ladies and gentlemen.  Thank you for standing by.  Welcome to the STAAR Surgical First Quarter 2010 Financial Results Conference Call.  During today’s presentation, all parties will be in a listen-only mode.  Following the presentation, the conference will be open for questions.  If you have a question, please press the star, one on your touch tone phone.  If you’re using speaker equipment today, please lift the handset before making your selection.  This conference is being recorded today, Tuesday, May 4th, 2010.

At this time I would like to turn the conference over to Barbara Domingo with the EVC Group. Please go ahead, ma’am.

Barbara Domingo:
Thanks, Vince, and good afternoon everyone.  Thank you for joining us for the STAAR Surgical conference call to review the company’s financial results for the first quarter of 2010, which ended on April 2, 2010.  The news release announcing the first quarter results crossed the wire about a half an hour ago, and is available at STAAR’s website at www.staar.com.

Additionally, we have arranged for a taped replay of this call, which may be accessed by phone.  A replay will become available approximately one hour after the call’s conclusion, and will remain available for seven days.  Vince will provide the dial-in information at the conclusion of today’s call.  In addition, today’s call is being broadcast live, and along with an archived replay, will be available at the STAAR website.

Before we get started, during the course of this conference call the company will make forward-looking statements.  We caution you that any statement that is not a statement of historical fact is a forward-looking statement.  This includes any projections of earnings, revenues, sales, cash or other financial statements, any statements about plans, strategies or objectives of management for future operations, any statements concerning proposed new products, governmental approval of new products or other future actions of the FDA or other regulators, any statements regarding expectations for the success of our products in the US and the international markets, the outcome of product research and development or any clinical study, any statements regarding the election of preferred stockholders to redeem or convert their shares, any statements regarding future economic conditions or performance, statements or beliefs, and any statements of assumptions underlying any of the foregoing.  These statements are based on expectations and assumptions as of the date of this conference call, and are subject to numerous risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

These risks are described in the Safe Harbor Statement in today’s press release, and in the Risk Factor section of our Annual Report on Form 10-Q, filed with the Commission on April 2, 2010.  Investors or potential investors should read these risks.  STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes, and does not intend to do so.  The preliminary results of research on the accommodating properties of the Collamer® lens material is provided for information of investors.  It does not constitute a claim of therapeutic benefit or indications for use.  Please read the cautionary statement regarding the research in today’s press release.

Now, I would like to turn the call over to Barry Caldwell, our President and Chief Executive Officer of STAAR Surgical.

Barry Caldwell:
Thank you, Barbara, and good afternoon everyone.  I’d like to thank you again and also for joining us today to review our first quarter 2010 results.  I’ll start with a review of the quarter, and how we stacked up against the metrics we announced at the end of the last call; Deborah will then address some of the operational highlights behind the financial results for the quarter and then I’ll return to provide some thoughts on our revenue focus for this year, 2010.

Last month during the ASCRS conference in Boston, we’d preannounced a 12% increase in revenues over the same period a year ago.  In fact, today, we’re reporting revenue actually increased by 13.3% over last year’s first quarter.  In addition, we’ve achieved a significant milestone in this company’s development with the generation of operating income for the first time since the third quarter of the year 2000—basically a decade ago.

Now, let’s take a look at how we measured up against our five operating metrics during the quarter.

The first metric is to generate double-digit growth from our core ICL and IOL product lines.  We achieved 15% revenue growth at our ICL and IOL lines combined, each individual line also had double-digit growth, as ICLs increased by 20% and IOLs increased by 11% during the quarter.  First metric achieved.

Our second metric is to generate gross profit margins in the low to mid 60% range, which we’d achieved. Our gross margins came in at 64.1% for the quarter. Deborah will discuss margins in more detail.

Our third metric is to make progress toward profitability during the year and achieve profitability for the year.  We’ve achieved that goal in the first quarter; however, not because of the net income, based upon the transaction gain, but because we significantly reduced the net loss from continuing operations to about 600,000 from a net loss previous year of 2.2 million, based on continuing operations.  By the way, in analyzing our year-end performance against this metric, we will not be including the 4.2 million in income from discontinued operations, which includes the gain on the transaction.

The fourth metric is to generate cash from operations.  Our goal is to meet this metric despite the loss of the cash generated from operations by Domilens in the past.  We fell short this quarter.  But not because we didn’t try.  The first quarter is always the toughest for us from a cash generation perspective, as those of you who have followed us for a while know, and we do not—that we do expect, I should say— to achieve our goal of generating cash from operations for each quarter during the remainder of the year and for the total year.  Deborah will also give more detail on this, but my view is that without the non-recurring use of cash during first quarter, we would have actually generated cash during the quarter.

Finally, our fifth metric was to improve our balance sheet.  This one we achieved with flying colors, due to the Domilens transaction, which we’d completed during the first quarter.  We finished the quarter with $24 million in cash and restricted cash.  Also—Deborah will discuss this in a moment—we’ve begun the process to redeem all outstanding shares of the convertible preferred stock held by the Canon companies.  The Broadwood note has a principle of $5 million and is due in December of this year.  We’re now in a cash position to repay this debt early if we were to decide to do so.

Before Deborah comments on the financials, I’d like to give a quick update on where we are on the regulatory review process for the Visian® Toric ICL™ in both Japan and the US.  Which, I might add that the Visian Toric ICL is currently available in 45 markets today.

In February, we received approval for the Visian ICL in Japan and have already begun to train surgeons.  In fact, in April, we trained 47 surgeons in Japan and have a second training session scheduled for June.  We also submitted the application document with additional clinical data for the Visian Toric ICL on April 9th, and expect to hear initial comments from the PMDA within two months.

Now, to the US, we continue to work on our response to FDA on their questions regarding the Visian Toric ICL submission.  We’ve informed the FDA that we’d like to discuss our response in person to assure we have answered their questions properly.  The FDA has responded that such a meeting could take place within two to three weeks, once our response is submitted.  We are moving as quickly as we can, but want to make sure we get it right.  I don’t have a time estimate currently for when the response may be ready.

At this point, I’d like to turn the call over to Deborah for a further review of the quarter operational and financial highlights. Deborah?

Deborah Andrews:	Good afternoon, everyone.

It’s been a busy quarter with the divestiture of Domilens and the settlement of the litigation leading to a much stronger balance sheet and financial platform from which to grow our core business.  Given that these items have been discussed in detail in recent filings, I’d like to focus my comments on the financial highlights for the quarter.  We’ll be happy to answer any specific questions about the divestiture or litigation in the Q&A session. Our highlights for the quarter are financially centered on top line sales growth, improved gross profit margins and continued strong expense management, which translated to operating income for the first time in nearly ten years.

Sales for the first quarter of 2010 were 13.8 million; this is a 13% improvement over the 12.2 million reported for the first quarter of 2009.  ICL sales grew 20% due to continued strong growth in international markets, such as Korea, which grew 51%, and China, which grew 72%, combined with 7% growth in the US, despite significant declines in US refractive procedures.  IOL sales grew 11%, driven by an 18% increase in preloaded IOL sales and a 26% increase in nanoFLEX™ IOL sales.  Other product sales were down slightly about 2.5% compared with the first quarter of 2009.  Sales of IOLs now represent about 50% of total sales.  Sales of ICLs represent about 43% of total sales.  And other product sales represent about 7% of total sales.  This compares to predivestiture levels in Q4 of 2009 of 45% for IOLs, 30% for ICLs and 25% for other products.

The divestiture of Domilens resulted in an immediate improvement in gross profit margin due to a shift in mix from lower margin product to higher margin IOLs and ICLs.  Gross profit margin in the first quarter of 2010 was 64.1% compared to 63% in the first quarter of 2009.  The improvement in gross profit margin over prior year is due to the elimination of royalty payments on ICL and Collamer IOL sales as a result of the expiration of a patent at the end of 2009.  This royalty expense negatively impacted margins in Q1 2009 by 190 basis points.  Growth in the preloaded segment continues to put negative pressure on margin, depending on the geographical mix of sales, countries with higher average selling prices versus countries with lower average selling prices, and product mix, silicone versus acrylic.  We began seeing this beginning in the second quarter of 2009, and based on recent trends and with IOLs and preloaded now a much larger part of the sales mix, we believe this could continue for the foreseeable future.  However, the year-over-year comparable should improve beginning in Q2 2010, and we continue to drive for margins in the mid 60% range for 2010.

Operating expenses decreased by 8% or 765,000 over 2009 levels.  This decrease is primarily due to decreased legal expenses, decreased administrative headcount in Japan and decreased insurance cost.  Sales and marketing expenses were flat despite a 13% increase in sales.  R&D expenses were up in 2010 due to the reclassification of certain expenses in Japan from G&A to R&D to conform to the company presentation.  As a result of sales growth, improved gross profit margins and continued expense management, the company is pleased to report operating income for the first time in ten years.  Although, modest at 76,000, this compares to an operating loss in Q1 2009 of 1.9 million.  Much progress has been made since this time last year.  Although we’re not yet reporting net income from continuing operations, which is our objective for 2010, this goal is clearly in sight.  One factor that will help toward our profitability objective is that beginning in Q2 2010, interest on the Broadwood note reverts back to 7% from 20%, as a result of the settlement of all outstanding litigation, which will result in a decrease in quarterly interest expense of approximately 162,500 per quarter, not to mention improved cash flow.

On March 2nd, 2010, we’d completed the divestiture of our German subsidiary, Domilens.  As a result of the transaction, we reported income from discontinued operations in the amount of 4.2 million and net cash proceeds of 12.1 million.  Our cash balance, including restricted cash on April 2nd, 2010 was 23.8 million.  During the quarter, we used 1.4 million in cash for operating activities, which includes 635,000 used by discontinued operations.  Also reflected in cash used for operating activities was 364,000 of transaction cost, 240,000 of legal fees related to the Moody case and approximately 500,000 in interest on the Broadwood Note paid during the quarter.  The first quarter is typically challenging for the company from a cash flow perspective, but with the issues behind us that have consumed cash, we believe that we will again generate cash flow from operating activities consistent with the trends in 2009 despite the divestiture of Domilens, excluding the 4 million litigation settlement payment that is expected to be paid in the second quarter of 2010.  While this payment will negatively affect cash flow from operating activities in the second quarter, and possibly for the full year, the negative effect will be more than offset by the return of the 7.4 million bond which will be reflected as an inflow from investing activities in the second quarter.

Because of our strong cash position and the current stock price trends, we have given notice to Canon that we are redeeming all outstanding shares of the Series A Redeemable Convertible Preferred Stock.  These preferred shares were issued in December 2007 as a partial payment for the acquisition of Canon’s interest in the Canon-STAAR joint venture, now STAAR Japan.   There are a total of 1.7 million preferred shares at $4 per share for a total cash liquidation value of $6.8 million.  The holder has the right to convert these shares to STAAR common shares on a one-to-one conversion rate.  This right extends until the close of business on May 17th, 2010.  If Canon does not convert, STAAR will be obligated to pay the 6.8 million liquidation value.

We want to thank everyone for their continued support of STAAR and especially our employees who’ve worked tirelessly over the last few years to return the company to profitability so that our shareholders can begin to realize the value of their investment.  We look forward to reporting our progress again after the second quarter.  And I will now turn the call back over to Barry for a few additional comments before taking your questions.

Barry Caldwell:	Thank you, Deborah.

We’d made good progress already this year in terms of increasing shareholder value.  We’ve streamlined the focus of the company to our core products, resolved all the legacy issues which have been a distraction and established a good financial platform from which to grow.  Now we have a position from which to grow.  We are positioned to focus our efforts on increasing key market penetration of our core products.

So, today, we are announcing a new go-to-market organizational structure.  We’re aligning our focus into three different regional commercial zones: number one, North America; number two, Europe, including the Middle East and Africa, which will be centered in Switzerland; and number three, Asia-Pacific, which will be centered in Japan and includes Australia and Singapore.  Asia-Pacific will be led by David Bailey; and Europe will be led by Hans Blickensdoerfer.  I’m very excited by this approach and the focused leadership that Dave and Hans will provide to core product growth in their zones.  This will allow us to drive market share and top line growth in line with our stated gross profit margin objectives.

Our objective is to achieve a 10% market share position for the Visian ICL products in the top ten refractive markets.  That would put the Visian revenues at $200 million, which would have an appropriate 85-90% gross profit margin.  We also want to successfully manage the evolution of global IOL products and brands.  This will start with the nanoFLEX brand and silicone preloaded, followed by a Collamer Toric IOL.  This new structure will complement our new global approach to marketing, manufacturing and R&D and play a central role in improving efficiencies and accelerating our sustainable growth strategies.

Now I’d like to make a few comments and give you some of the exciting news from the recent ASCRS meeting, which was held in Boston.

First, let’s discuss the Visian ICL products.

There were at least 11 papers presented, two posters and one course during the ASCRS sessions.  In addition, we trained over 100 surgeons from the US on the Visian Toric ICL in four sessions, and we also trained 15 surgeons from LCAD, Laser Centers of America on the Visian ICL. Also, data from the US military was presented, and that data reflected that 80% of the eyes treated with the Visian ICL achieved 20-15 vision or better.  Again, 80% 20-15 vision or better.  Some of the military are referring to these results with the Visian ICL as weapons grade vision.  We’re using this data to convince surgeons that younger patients with lower levels of myopia can achieve even better visual results than patients with higher levels of myopia.  This would increase greatly the market opportunity for the Visian ICL.

During 2009, the market share for Visian doubled in Korea.  We believe it was over 10% of the refractive market last year.  It is it what some may call a tipping point, as they have continued their strong growth trends, posting an additional 51% growth in revenues during the first quarter.  During the ASCRS, we shared the marketing model of Korea with other key markets to see how we could incorporate some of their successful tactics.

Now to the IOL highlights from the ASCRS.  Dr. James Lewis presented—I’m sorry, updated CAST data.  Remember, CAST stands for our Collamer Accommodating Study Team.  It’s clear that surgeons are beginning to take note of the near and intermediate vision results with the nanoFLEX IOL. Dr. Lewis’ findings continue to reveal that patients with the nanoFLEX IOL showed near vision results better than all standard IOLs on the market and intermediate vision results better than any IOL on the market, period—including premium IOLs.  Dr. Lewis referred to the excellent intermediate vision provided by the nanoFLEX during the ASCRS session as “premium laptop vision,” which comes without any out-of-pocket cost to his patients.

Also, we’d submitted the protocol to the FDA for CAST II, which is a clinical study of the nanoFLEX IOL, which could potentially lead to a new class for NTIOL (that’s “New Technology IOL”) reimbursement.

We have also prepared a protocol for submission to the FDA for a redesigned nanoFLEX IOL.  We’re calling this study CAST III.  This could potentially lead to a new premium IOL designation for nanoFLEX.  In Market Scope’s recent report entitled “Global Market for Presbyopic-Correcting Surgery,” they characterize this market as still being in its infancy; though they also expect the market to be largest opportunity for revenue growth in ophthalmology during the next ten years.  We also note the historic value of IOL technologies for presbyopia to be in the $400 million plus range.

The ASCRS was also our first opportunity to showcase the nanoFLEX challenge at a major ophthalmic meeting.  Every single sales rep in the US has now enrolled at least one ophthalmologist in the challenge.  For people just joining us this quarter, we began the nanoFLEX challenge earlier this year and trained our sales force at the end of February.  We’d challenged physicians to just implant ten patients with a nanoFLEX IOL and compare the near and intermediate results of those patients with ten patients implanted with the IOL they’re currently using.  On our challenge website, they can enter their data and see the data from all other physicians, as well as the CAST data, is available for comparison.  So far, the challenge has really stirred interest.

Finally, I must add, though I would have preferred to have gotten to this point sooner, and though we’ve still got a lot of work remaining to achieve our objectives and vision for the business, this is one of those quarters where we can pause for just a moment to look back and say, “We did it.”  We set a target a few quarters ago to just make one buck on the operating income line.  As you’ve heard, we’ve not accomplished that in nearly a decade.  I want to thank and congratulate our management team and employees for their diligent efforts to lower our operating expenses and to focus on our growth profit margin targets.  You did it.  Now, we must stay on track and shift our focus to making a buck on the net income line from continuing operations.  I think it’s fair to say that we’re pleased with our start thus far in 2010, and we expect to improve our results throughout the year.

To summarize, double-digit revenue growth in our core product lines, operating income from continuing operations, streamline business in a more focused organization to execute on our growth strategy, strong and improving balance sheet, and last, our organization has a strong will to succeed.  Those who may have thought STAAR would break underestimated the drive and commitment of our management team and employees.

Operator, we can now open the line for participant questions.

Operator:
Thank you, sir.  Ladies and gentlemen, we will now begin the question-and-answer session.  As a reminder, if you have a question, please press the star, followed by the one on your touch tone phone.  If you’d like to withdraw that question, please press the star, followed by the two.  If you’re using speaker equipment today, please lift the handset before making your selection.

Our first question comes from the line of Raymond Myers with Benchmark. Please go ahead.

Raymond Myers:	Yes. Thank you and congratulations on the profitability and the fantastic results.

Speakers:	Thank you, Ray.

Raymond Myers:	Yes, good job. You know, Barry, I wanted to ask first about the very strong growth in the ICLs. What drove that?

Barry Caldwell:
Well, it has been grown by the markets that we highlighted in the press release.  Obviously Korea continues to grow, good growth in China, good growth in India.  Even in Spain, where the economy has really been hit hard, we’re holding our own.  We had good growth in France.  We also had 7% growth in the US despite the continuing, it seems to be, decreasing refractive trends.

Raymond Myers:
So, I noticed that in France you’d mentioned that as being one of your strongest growth geographies in the period, can you give us some color on the KS-X preloaded IOL launch in France?  How did that impact the growth there?  And don’t we have a US preloaded IOL implant...

Barry Caldwell:
On the way.  Let me take the back half first.  We do currently have with the FDA a preloaded silicone IOL in approval process and we hope to hear regarding that in the next 60 days.  But back to the hydrophobic acrylic IOL preloaded that we’ve introduced outside the US, first of all, as Deborah noted, we’ve got to be careful because, you know, some of the margins can not be as good as we’d like to have with the business, so we’ve got to carefully target the markets in which we participate, particularly—You know, what can happen in a lot of these markets, if you get a very good distributor working for you, you can  see a significant increase very quickly.  We’re also in the process in some countries of seeding the market with the product, so, we would expect our average selling price would increase over time, but we’re seeding the market with a distributor to try to get them started.  In France, in particular, you know, both the ICL and IOL have done very well, particularly this quarter, but the ICL did very well in France last year overall.  So we’re very pleased with what our distributors are doing there and it’s important for us in those countries in which we have distributors—that we find good distributors like we have in Korea and France.

Raymond Myers:	Well, it’s interesting that while you’re seeding the market with presumably lower pricing there, your margins are the highest they’ve been in any recent times.

Barry Caldwell:
Yes, you’re right.  I think, though, Ray, it gets foreshadowed a bit by the royalty expenses that we will not have going forward that we’ve had on Collamer IOLs and Collamer ICLs.  It’s also, I think, a little bit—when you get 20% growth in the ICL with such high margins, you know, that mix really helps the margin move.  But clearly in some of these countries where we’re seeding our preloaded hydrophobic acrylic, we will be looking to get better margins in the future.

Raymond Myers:	Okay, great. Last question, you mentioned you have 47 surgeons trained in Japan, how many are trained in Korea?

Barry Caldwell:	I believe the number’s 210, Ray.

Raymond Myers:	Okay. So, we’ve got a ways to go before we get to that volume, of course. Do you intend to get up to that level in Japan?

Barry Caldwell:
Well, a couple of things.  First, you might note in Korea, when we got to about 200 physicians trained, the strategy was to stop training, so we’d purposely done that in Korea.  Similarly in the US, we’ve trained about 600 surgeons and we’ve really, the last year and a half or so, have tried to focus more on the surgeons who are trained.  I would expect in Japan, that the training of surgeons might roll out a little bit slower than in some other areas—or in some markets, I should say, but I would anticipate that we’d get up to the 250-300 range in Japan in terms of training eventually on the ICL.

Raymond Myers:	And, how should we think of the revenue ramp in relation to the number and pace of training?

Barry Caldwell:
Well, I think the revenue ramp in Japan will be slow but continuous improvement.  You know, as we’ve noted before, the average selling price for the ICL— that’s a direct market for us—is very, very good.  It’s the best margin area that we have in the world.  But at the same time, we’ve got to make sure we roll out the technology in an appropriate method, in that we really fully train the docs, not only in face-to-face training sessions, but also going out with them in a—when they’re doing their first cases to proctor them, to make sure they get off to a good start.

Raymond Myers:	Okay. Well, thank you. I’ll get back into queue and let the others ask questions.

Barry Caldwell:	Thank you, Ray.

Operator:
Ladies and gentlemen, if there are any additional questions at this time, please press the star, followed by the one.  If you’re using speaker equipment, please lift the handset before making your selection.

Once again, ladies and gentlemen, if there are any additional questions at this time, please press the star, followed by the one.  If you’re using speaker equipment, please lift the handset before making your selection.

And our next question comes from the line of Larry Haimovitch with HMTC. Please go ahead.

Larry Haimovitch:	Good afternoon, Barry. Good afternoon, Deborah.

Speakers:	Hi, Larry.

Larry Haimovitch:
Lots of progress.  So, with the redemption of the Canon shares and with paying—no, you haven’t decided to pay Broadwood back, so when you do all these things you’d talked about doing, but pre-Broadwood, what would your cash position be approximately?

Barry Caldwell:
I think a lot will depend on the ultimate conclusion from Canon.  If you assume they’re going to convert, since the shares are out of—over $5 range now and the redeemable price is at four, I would assume they would convert.  So that means there’ll be no cash outlay in regards to those shares.

Larry Haimovitch:	Oh, I see. So they have the option of converting into stock which means that it would increase the number of shares outstanding but you’d maintain your cash.

Barry Caldwell:	That’s correct.

Larry Haimovitch:	Gotcha. Okay. When will they decide? When will you know?

Barry Caldwell:	About May 17th.

Larry Haimovitch:	May 17, okay. So you’ll know pretty quickly here.

Barry Caldwell:
Correct.  So if there’s no cash layout for that, you know, we’re at 24 million now, if the decision were to be made to prepay the Broadwood note, that would be 5 million less off of the 24 million basis.

Larry Haimovitch:	Yes.

Barry Caldwell:	You know, remember, we still have second quarter — the 4 million came at—for the litigation settlement, so...

Larry Haimovitch:	So that’s about 19 million then—I mean, sorry, 15 million.

Barry Caldwell:	Correct.

Larry Haimovitch:	Before Canon.

Barry Caldwell:	Correct.

Larry Haimovitch:	And Barry, I heard you explain Broadwood, perhaps Deborah explained it, is there any reason why you wouldn’t want to pay back the 20% interest rate notes sooner rather than later?

Barry Caldwell:	Well, remember, it’s seven now; it’s not 20.

Larry Haimovitch:	Oh, I see. It’s gone to seven. I see. Okay, I misunderstood that. When did it change to seven, after the litigation was done?

Barry Caldwell:	After the litigation settlement, correct.

Larry Haimovitch:	Okay. So, it’s not so onerous now.

Barry Caldwell:	That’s correct.

Larry Haimovitch:	And Deborah, the difference between the 13% delta on the interest amounts to how much per year?

Deborah Andrews:	162,500 a quarter. So—yes.

Larry Haimovitch:	So that’s about 650-700,000, or whatever, something like that.

Barry Caldwell:	Right.

Larry Haimovitch:	Per year. So that’s a nice change. So that all goes to the operating income line, doesn’t it?

Barry Caldwell:	Correct.

Deborah Andrews:	Right. For this year it would be approximately 500,000 because the first quarter would have been at 20%.

Larry Haimovitch:	Yes. And for the first quarter was the—the note was not repaid because the settlement came—note was not at 7% because the settlement came very late in the quarter, correct?

Deborah Andrews:	Right, correct.

Larry Haimovitch:	Okay, so you’ll get the benefit of three quarters of the difference or roughly 500,000.

Deborah Andrews:	Right.

Larry Haimovitch:	Good. Well that’s a nice—I’m sure you’re happy about that.

Deborah Andrews:	Yes.

Barry Caldwell:	So, you know, even if we maintained the note, I believe going forward our interest will be a positive rather than a negative on the P&L.

Larry Haimovitch:	Yes. Do you—is redeeming the notes strictly at your option, Barry? In other words, is—does Neal Bradshear have any say in that—if you said “we want to pay you back,” you can just pay him back?

Deborah Andrews:	You’d have to give notice—30 days’ notice.

Larry Haimovitch:	Right. But aside from that, he can’t say I don’t want—you can’t pay me back, it’s…

Deborah Andrews:	No, there’s no prepayment penalty.

Barry Caldwell:	I think we’re making confusing two vehicles. You know, we’ve got the right to prepay the loan.

Larry Haimovitch:	Right.

Barry Caldwell:	But in terms of the Canon shares, there’s no role in which Broadwood would...

Larry Haimovitch:	No, I understand. No, I didn’t mean to confuse it, if I did. No...

Deborah Andrews:	I think it was just the term “redemption.”

Barry Caldwell:	Okay.

Deborah Andrews:	Yes. No, we would just simply give notice and pay the note off without penalty.

Larry Haimovitch:	Okay, good. Great. Great, thank you very much.

Barry Caldwell:	Thank you, Larry.

Operator:
Thank you.  Once again, ladies and gentlemen, if there are any additional questions at this time, please press star, one.  Also, as a reminder, if you’re using speaker equipment, please lift the handset before making your selection.

And our next question comes from the line of Steve Willoughby with Cleveland Research. Please go ahead.

Steve Willoughby:	Hi, Barry. How are you?

Barry Caldwell:	Good, Steve. How are you?

Steve Willoughby:
Very good.  Just a question regarding your kind of, I guess, return to training in the US.  I know you’ve kind of taken a few quarters, if not, maybe a year of so off of training new doctors and I’m just kind of interested in your comments and your thoughts regarding, you know, starting to train doctors again in the US?

Barry Caldwell:
Okay.  Really good point because I should distinguish that most of the training is on the Toric ICL and that training would be to surgeons who have already been certified on the Visian ICL.  Now there are a few exceptions.  As we’d noted in Boston at the ASCRS, we did train 15 new surgeons from LCA Vision and it’ll be interesting to see how they progress with implementing the ICL strategy into their laser centers, but obviously from the commitment they’d made to training and going forward to proctoring, they do have some commitment to establish this as a part of their product offering.  But our training’s mainly been focused on the Toric in the US.

Steve Willoughby:
Okay.  And then just kind of a bigger picture question.  You know, if you look out over the next year or two, you know, do you think the opportunities are larger for STAAR in the US or outside the US?  And, why, obviously.

Barry Caldwell:
Yes, I think a lot has to do, on the refractive side, with the approval of the Toric ICL or not.  As we can see, as we kind of model out the years in which the Visian product has been in the market, the length it’s been in the market and the tactics that are used promote the usage—you can see exactly what has worked in order to promote the positive progression of the ICL in that market.  That’s why we’re taking the Korean model and trying to replicate some of those things in other markets.  But now, in Korea, remember, they’d first had the ICL in 2002 and they got the Toric approved in 2005, so, while the US market remains the largest market and it’s clearly a focus of ours, much of the increased positive trends for the ICL will depend on the Toric.  Outside the US in the 45 markets where we already have Toric approved, obviously we can continue to market those aggressively.

Steve Willoughby:	Okay, great. Thanks very much.

Barry Caldwell:	Thank you.

Operator:	Thank you. Our next question comes from the line of Jim Mellon with Eye City. Please go ahead.

Jim Mellon:	Well, congratulations on a great quarter. We’re a user of your product, and then I’m also a recent shareholder.

Barry Caldwell:	Well, good. Congratulations, Jim.

Jim Mellon:
Well, thank you.  And congratulations to you guys.  I’ve been in the optical industry for 40 years, so I’m familiar with STAAR and—we’re just thrilled.  We did our first four ICLs and the results were comparable to what the military’s doing.  We’re—our practice is near Fort Hood, which is the largest military installation in the world and they’re doing quite a few of the STAAR ICLs out there, and it’s actually helping our practice in that the spouses of the soldiers are now familiar with it.

A couple of questions that I have as a shareholder, and I would imagine, just knowing this industry, the approval of the Toric ICL in the United States, do you have estimation of the timing and then what it will do for your US sales once approved?

Barry Caldwell:
Really good questions, Jim, and I appreciate you sharing with us your experience with the ICL and the refractive market.  First of all, as some of our shareholders know, the biggest critic of me in regards to getting Toric approved is my own son.  My son’s a minus five in both eyes but he has three diopters of astigmatism.  So he asks me all the time and he wanted to get the Toric ICLs implanted before his marriage which was a couple of months ago, and I’d failed him on that.  But we’re working very diligently to get our response into the FDA.  And then to have a face-to-face meeting, which we think’s important because one of the key questions we’re focused on with them is in the endothelial cell counts, and as you know from being in the industry a long time, endothelial cells are not a well known subject.  And the advantage we have is that we are using the world renowned expert on endothelial cells in our response.  But we also want to have a face-to-face meeting with the FDA with him and two other physicians who are helping us in this response so that we can make sure that we are appropriately responding.  And I think if we can answer that question appropriately, I think the FDA will make a decision very quickly.  That’s just my gut, Jim, personally, but I think they’ll make a very quick decision, and that decision is either they won’t approve it, they will approve it or that it needs to go to panel.

Jim Mellon:	Okay, and what will that do to your US sales, do you feel?

Barry Caldwell:
Yes, that’s a good point.  Now, as we’d reported this quarter, the 45 markets in which we have both the Visian ICL and the Visian Toric ICL, nearly half of the sales were Toric sales.  So Toric is increasing at a higher rate in those markets than the ICL is, though the ICL is still growing.  Typically, what we’ve said is, is it’s about 40% of the total ICLs, so in my mind in the US we could look for about a 40% gain.  However, I’ve also cautioned investors that I think once the Toric is approved, you’re going to see the first couple of quarters at very large uptake as long as we can supply product, because there is a pent-up demand for Toric.  And then I think it’ll level off and that shareholders shouldn’t be shocked by that because I think it’s just a natural tendency of this demand that’s out there.  And I’ll give you an example.  At the ASCRS, I was having two—I was having dinner with two physicians from the Bay area, and one of the physicians I know implants ICLs but not that many.  He implants maybe seven or eight a year, and he leaned over to tell me that he had 50 patients waiting for the Toric ICL.  And it just kind of blew me away because here’s a guy who isn’t doing that many ICLs, but he’s also developing a pretty good patient list for the Toric once it’s available.  So that’s my caution.  I think it’s going to take off very quickly, but then I think it’ll level off, Jim.

Jim Mellon:
Yes, that really makes sense.  Your staff just did a wonderful job; your proctor, Carl, and Jessie Alvarado, our sales rep, and he came and they just did a wonderful job.  Our one surgeon that’s using the lens was just thrilled with the results and with the training that he got, and he’s actually fit his first couple of nanoFLEX and the results there were great.  I mean we—he uses the Crystalens predominantly, but I’m sure we’ll probably be moving towards the nanoFLEX going forward.

Barry Caldwell:	Outstanding. Carl is a guy who’s been with STAAR for 25 years, and he’s a very valued employee. So I appreciate those comments about Carl and Jesse.

Jim Mellon:	Well the next day when we saw the results of our four patients, that’s when I became a shareholder.

Barry Caldwell:	Well, good. I hope it was at a good price.

Jim Mellon:	3.65.

Barry Caldwell:	Okay, good. Thank you, Jim.

Jim Mellon:	Thanks a lot.

Barry Caldwell:	Thank you.

Jim Mellon:	You bet.

Operator:	Thank you. Once again, ladies and gentlemen, if there are any additional questions, please press star, one.

And I’m showing no further questions in the queue. I’d like to turn it back to management for any closing comments.

Barry Caldwell:
Thank you again for your participation today.  I might note, our Annual Shareholders Meeting will be held here at our facility in Monrovia on Wednesday, May 19th at 8 am, and you’re certainly invited.  If you happen to be in the Milwaukee area next week, on Thursday, May 13th, we’ll be attending the Benchmark Capital Conference.  If you’re interested in a one-on-one meeting with us, please call and we’ll arrange.  Should you have any further questions, we’re available to take your calls.  Thank you and have a great evening.

Operator:
Thank you, sir.  Ladies and gentlemen, if you’d like to listen to a replay of today’s conference, please dial 1-800-406-7325 or 303-590-3030, using the access code of 4290946, followed by the pound key.  This does conclude the STAAR Surgical first quarter 2010 financial results conference call.  Thank you for your participation.  You may now disconnect.

END